Exhibit 99(E)

DISTRIBUTION REINVESTMENT PLAN
OF
YORKE CAPITAL CORPORATION

Yorke Capital Corporation, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to net investment income dividends and capital gains distributions declared by its Board of Directors (the “Board”) on shares of its Common Stock:

1.                  Except as noted below, unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains distributions hereafter declared by the Board shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a distribution in stock. Notwithstanding the foregoing, residents of New Jersey shall receive their distributions in cash unless they explicitly opt to receive their distributions in shares of the Corporation’s stock.

2.                  Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date(s) established by the Board for the net investment income dividend and/or capital gains distribution involved.

3.                  The Corporation shall use only newly-issued shares of its Common Stock to implement the Plan if its shares are trading at a premium to net asset value. If the Corporation’s shares are not traded on a national exchange, the number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the net asset value per share of our common stock as most recently determined by our Board of Directors on or prior to the valuation date for such distribution. If the Corporation’s shares are listed on a national exchange, the number of shares to be issued to a stockholder will be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on a national securities exchange, if our shares are listed thereon, or the OTC Markets on the valuation date for such distribution. Market price per share on that date will be the closing price for such shares on a national exchange or the OTC Markets, as applicable, or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices.

4.                  If the Corporation declares a distribution to stockholders, the Plan Administrator, as defined below, may be instructed not to credit accounts with newly-issued shares and instead to buy shares in the market if (1) the price at which newly-issued shares are to be credited does not exceed 110% of the last determined net asset value of the shares; or (2) the Corporation has advised the Plan Administrator that since such net asset value was last determined, the Corporation has become aware of events that indicate the possibility of a material change in per share net asset value as a result of which the net asset value of the shares on the payment date might be higher than the price at which the Plan Administrator would credit newly-issued shares to stockholders.

5.                  A stockholder may elect to receive his or its net investment income dividends and capital gains distributions in cash. To exercise this option, such stockholder shall notify  Colonial Stock Transfer Co., Inc., the plan administrator and the Corporation’s transfer agent and registrar (referred to as the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than 10 days prior to the record date fixed by the Board for the net investment income dividend and/or capital gains distribution involved. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s withdrawal of the election, which notice shall be delivered to the Plan Administrator no later than 10 days prior to the record date fixed by the Board for the next net investment income dividend and/or capital gains distribution by the Corporation.

6.                  The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received in writing no later than 10 days prior to the record date, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share.

7.                  The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation’s shares at the time of termination.

8.                  The Plan Administrator will forward to each Participant any Corporation related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

9.                  In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

10.              The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.

11.              Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator in writing or by telephone. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 10 days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his or its written or telephonic notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15 transaction fee plus brokerage commission from the proceeds.

 12.              These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13.              The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

14.              These terms and conditions shall be governed by the laws of the State of Maryland, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.